EXHIBIT 99.1

Hudson Pacific Properties, Inc. Updates 2012 Outlook

Los Angeles, CA, May 18, 2012 – Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today revised its full-year 2012 FFO guidance to a range of $0.83 to $0.87 per diluted share (excluding acquisition-related expenses), compared to the prior 2012 FFO guidance range of $1.00 to $1.04 per diluted share.

The Company recently completed the public offering of 13,225,000 shares of the Company's common stock for net proceeds of approximately $190.8 million (after underwriter discount). The Company intends to contribute the net proceeds from the offering to its operating partnership, which will subsequently use the net proceeds from the offering to repay the $10.0 million balance outstanding under its secured revolving credit facility, to finance the recently announced acquisitions of 901 Market Street and the Olympic Bundy properties and for general corporate purposes.

This guidance reflects the issuance of 13,225,000 shares of common stock, as described above, the repayment of the $10.0 million balance outstanding under the Company’s secured revolving credit facility, as well as the anticipated acquisitions of 901 Market Street and the Olympic Bundy properties, excluding acquisition-related expenses associated with such acquisitions. This guidance also reflects the Company’s FFO for the three months ended March 31, 2012 of $0.26 per diluted share outstanding over that three month period. The acquisitions of 901 Market Street and the Olympic Bundy properties are expected to contribute $0.4 million or $0.01 per diluted share to full-year 2012 FFO. Acquisition-related expenses for the 901 Market Street and the Olympic Bundy properties are estimated to be $2.6 million or ($0.06) per diluted share. The full-year 2012 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego and San Francisco. The Company's portfolio currently consists of approximately 4.5 million square feet, not including undeveloped land that the Company believes can support an additional 1.4 million square feet, and will consist of approximately 5.0 million square feet, not including undeveloped land, upon completion of pending acquisitions. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 14, 2012, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.

Mark Lammas

Chief Financial Officer

(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com